Exhibit 99.1

REALTY INCOME NAMES MICHAEL R. PFEIFFER CHIEF ADMINISTRATIVE OFFICER

SAN DIEGO, CALIFORNIA, February 13, 2019….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced that Michael R. Pfeiffer’s duties were expanded to include Chief Administrative Officer. He will retain his current roles as Executive Vice President, General Counsel and Secretary.

“His outstanding leadership and extensive experience have been, and will continue to be, an integral part of our company’s ongoing success,” said Sumit Roy, President and Chief Executive Officer of Realty Income. “This recognition of Mike’s expanding responsibilities is well-deserved.”

Mr. Pfeiffer joined Realty Income in 1990 and became General Counsel in 1994. In addition to his extensive experience at Realty Income, he previously served as Executive Vice President, General Counsel at Westfield Corporation.

“It has been exciting to be a part of Realty Income’s growth over many years and work alongside such a dedicated and talented team,” said Mike Pfeiffer. “I am delighted to serve in this additional capacity.”

About the Company
Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing shareholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,600 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 583 consecutive common stock monthly dividends throughout its 50-year operating history and increased the dividend 100 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Investor Contact:
Jonathan Pong, CFA, CPA
Senior VP, Capital Markets
(858) 284-5177